                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                             GENOMIC SOLUTIONS INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                    CALLABLE COMMON STOCK, PAR VALUE $0.001
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  37243R 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/00
--------------------------------------------------------------------------------

            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  37243R 10 9                13G                 PAGE  2  OF  5  PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        J. Matthew Mackowski
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       1,858,461
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        1,858,461
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

                      1,888,461(1)
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

                                   7.96% (2)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

                                   IN
--------------------------------------------------------------------------------


(1) Includes fully vested options to purchase 30,000 shares.

(2) Based upon 23,710,604 shares of Genomic Solutions Inc. callable common stock outstanding as reported in its 10-Q for the quarterly period ended September 30, 2000, filed with the Securities and Exchange Commission on November 15, 2000.

ITEM 1.

         (a)      NAME OF ISSUER.

                  The issuer of the securities with respect to which this statement on Schedule 13G (the "Statement") is being filed Genomic Solutions Inc., a Delaware corporation (the "Issuer").

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  The address of the Issuer's principal executive offices is 4355 Varsity Drive, Suite E, Ann Arbor, Michigan 48108

ITEM 2.

         (a)      NAME OF PERSON FILING.

                  This Statement is being filed by the following persons:

                           J. Matthew Mackowski

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

                           275 Post Street, Suite 600
                           San Francisco, California  94108


         (c)      CITIZENSHIP.

                  J. Matthew Mackowski is a United States citizen.

         (d)      TITLE OF CLASS OF SECURITIES.

                  Callable Common Stock, Par Value $0.001

         (e)      CUSIP NUMBER.

                  37243R 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.


ITEM 4.  OWNERSHIP.

         (a)      Amount Beneficially Owned: 1,888,461 (1)

         (b)      Percent of Class: 7.96% (2)

         (c)      Number of shares as to which such person has:


                  (i)      sole power to vote or to direct the vote:                             1,858,461
                  (ii)     shared power to vote or to direct the vote:                                  0
                  (iii)    sole power to dispose or to direct the disposition of:                1,858,461
                  (iv)     shared power to dispose or to direct the disposition of:                     0

         (1) Includes fully vested options to purchase 30,000 shares.
         (2) Based upon 23,710,604 shares of Genomic Solutions Inc. callable common stock outstanding as reported in its 10-Q for the quarterly period ended September 30, 2000, filed with the Securities and Exchange Commission on November 15, 2000.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable (this Statement is being filed pursuant to Rule
         13d-1(d)).




                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



                                            /s/ J. Matthew Mackowski
                                            ----------------------------
                                            J. Matthew Mackowski


Dated:   February 12, 2001
761138